Exhibit 99.1

SandRidge Energy Announces Executive Management Changes; Retains Strong and Talented Leadership

Oklahoma City, August 20, 2014 — SandRidge Energy, Inc. (NYSE: SD) (“SandRidge” or the “Company”) today announces changes in leadership within its executive management team:

•	David C. Lawler, Executive Vice President and Chief Operating Officer, has resigned to take the position of Chief Executive Officer at a Houston, Texas based energy company. Mr. Lawler will remain engaged in his current role through September 3rd to ensure a smooth transition.

•	Craig A. Johnson, Senior Vice President of Development for Oklahoma, has been promoted to Executive Vice President of Operations.

•	The Company has initiated a search for a new Chief Operating Officer.

Craig A. Johnson, 47, has been promoted to Executive Vice President of Operations. Mr. Johnson joined the company in July 2007 as Vice President of Operations and has served as a Senior Vice President in operational roles since June 2011. Prior to joining SandRidge, Mr. Johnson was Operations Manager for the Eastern Division of Samson Resources, having also served in various engineering and asset management positions in the Gulf Coast, Mid-Continent and Southeastern regions. Mr. Johnson graduated from Texas A&M University with a Bachelor of Science in Petroleum Engineering.

James D. Bennett, President and Chief Executive Officer, commented, “Craig Johnson exemplifies the SandRidge culture of innovation, execution and investing in the success of our employees. Because of this, we have full confidence our operations teams will continue to successfully execute our capital programs, while improving our techniques and increasing our efficiencies. Craig will help guide our teams in these key areas and I look forward to working closely with him as he takes on additional responsibilities.”

Mr. Bennett also added, “Dave Lawler has done a remarkable job of leading our operations teams, which over the past several years have implemented innovative development techniques to achieve record setting capital efficiencies. We wish Dave all the best in his future endeavors.”

Mr. Lawler stated, “SandRidge is a special company that has assembled an outstanding group of talented and dedicated employees. The decision to leave was difficult, but I am confident that SandRidge is on the right path and has the asset base and team needed to continue delivering exceptional results. I am extremely proud of what we have accomplished, and thankful for the opportunity to be a part of a great management team.”

About SandRidge Energy

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities, saltwater disposal and electrical infrastructure facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent region of the United States. SandRidge’s internet address is www.sandridgeenergy.com.

For further information, please contact:

Duane M. Grubert

EVP – Investor Relations and Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515